Exhibit 10.5
CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Second Amendment to Collaboration and License Agreement
This Second Amendment to Collaboration and License Agreement (“Amendment”), effective on June 22, 2020 (“Amendment Effective Date”), is by and between F. Hoffmann-La Roche Ltd, located at Grenzacherstrasse 124, CH-4070, Basel, Switzerland and Hoffmann-La Roche Inc., located at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (collectively, "Roche") and Dicerna Pharmaceuticals, Inc., located at 33 Hayden Avenue, Lexington, Massachusetts 02421, U.S.A. ("Dicerna").
WHEREAS Roche and Dicerna are parties to a Collaboration and License Agreement effective December 19, 2019, as amended May 22, 2020 (“Agreement”); and
WHEREAS Roche and Dicerna desire to extend the Target Nomination Deadline; and
WHEREAS Roche has advance access to certain targets under an agreement with certain third parties and the parties desire to set forth certain terms that will apply if such targets become Selected Targets under the Agreement; and
WHEREAS Roche and Dicerna desire to adjust certain milestone payments [* * *]
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties agree as follows:
1.All terms capitalized but not defined in the Amendment shall have the meaning ascribed in the Agreement.
2.Section 1.142 in the Agreement is deleted in its entirety and replaced with the following:
1.142 Target Nomination Deadline
The term “Target Nomination Deadline” shall mean [* * *], however, due to COVID-19 global pandemic shutdowns, this deadline may be extended in writing by documented [* * *].
3.New Section 3.11 is added to the Agreement:
3.11 Public Institutions
In December of 2019, Roche entered into an agreement (“Public Institutions Agreement”) with multiple institutions including science, healthcare and educational sectors (“Public Institutions”).
i..Public Institutions Target
Under the Public Institutions Agreement, Roche received early, unpublished information identifying [* * *]Targets (each a “Public Institutions Target”). Roche will inform Dicerna if its nomination of a Selected Target, under Section 3.2, is a Public Institutions Target. If Roche selects a Public Institutions Target as a Selected Target, Section 20.3.6 and the associated [* * *] milestone payments upon termination will apply (for clarity, in addition to any termination-related royalties that may be due from Dicerna to Roche under Section 20.3.2(e) or 20.3.3(e)).
ii..Public Collaboration Target
In addition, under the agreement with the Public Institutions, Roche and the Public Institutions collaborated on [* * *] particular additional [* * *] Target (the “Public Collaboration Target”). Both milestones and royalty payments to the Public Institutions are associated with Compounds Directed To the Public Collaboration Target, which shall require a sublicense of the Public Institutions Agreement. If Roche desires to nominate the Public Collaboration Target as a Selected Target, Roche shall notify Dicerna and Dicerna will promptly inquire with the Gatekeeper to determine if the Public Collaboration Target is Available and will share such information with Roche. For clarity, if the Gatekeeper clears the target it will not be deemed a Selected Target or a Reserved Target. If the Public Collaboration Target is Available, the following will occur:

(a)the Parties will negotiate in good faith for a period of [* * *] a sublicense from Roche to Dicerna of the Public Institutions Agreement under the terms set forth in Appendix 3.11.2 (“Public Sublicense Terms”), including a list of terms that would be non-negotiable (the “Non-Negotiable Terms”). For clarity, the Public Collaboration Target will not be deemed a Selected Target until the Parties agree on the sublicense terms and the [* * *] the nomination of the Public Collaboration Target as a Selected Target. If the Parties are unable to agree upon the terms of such a sublicense, then the Public Collaboration Target will not be considered a Selected Target under the Agreement.

(b)Roche will use reasonable efforts to obtain a side letter agreement between the Public Institutions, Roche and Dicerna that would (i) oblige the Public Institutions to notify provide Dicerna with any notice of termination for breach under Section 13 of the Public Institutions Agreement, (ii) allow Dicerna to inform the Public Institutions whether Dicerna intends to fulfill the obligations of Roche and (iii) allow the license to continue to Dicerna after Dicerna has provided such timely notice to the Public Institutions if the license to Roche is thereafter terminated for such breach. Roche will not be required to provide consideration to the Public Institutions in return for such side letter agreement. So long as Roche has exercised reasonable efforts, Dicerna may not refuse to enter into the sublicense due to Roche’s failure to obtain a side letter agreement.

Until the Target Nomination Deadline, Dicerna will not add the Public Collaboration Target to the list of targets that are not Available as maintained by the Gatekeeper except as part of a Third Party collaboration not focused on HBV or as part of Third Party license or option rights, however Roche will promptly notify Dicerna if Roche definitively determines Roche does not intend to nominate the Public Collaboration Target prior to the Target Nomination Deadline. For clarity, Dicerna does not represent or warrant that the Public Collaboration Target is Available as of the Amendment Effective Date or thereafter.
4.New Section 20.3.6 is added to the Agreement:
20.3.6 Public Institutions Targets
If a Public Institutions Target becomes a Selected Target and such Selected Target later becomes a Discontinued Target (or the Agreement is terminated), then Dicerna shall keep Roche informed on an [* * *] basis of the progression (if any) by Dicerna, its Affiliates or sublicensees of any GalXC Molecule Directed To such Public Institutions Target until the first commercial sale of any GalXC Molecule Directed to such Public Institutions Target. Dicerna shall pay up to a total of [* * *], in relation to the achievements of events with respect to GalXC Molecules Directed to such Public Institutions Target. The development event payments under this Section 20.3.6 shall be paid no more than once for GalXC Molecules Directed to a given Public Institutions Target, regardless of the number of GalXC Molecules Directed to such Public Institutions Target reaching the triggering event, as follow:

Event	Amount in [* * *]
[* * *]	[* * *]
[* * *]	[* * *]
Upon reaching development events, Dicerna shall timely notify Roche and the development event payments foreseen in this Section 20.3.6 shall be paid by Dicerna to Roche within [* * *] from the occurrence of the applicable event and receipt of an invoice from Roche. Any payment this is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at [* * *] the average [* * *] Euro Interbank Offered Rate (EUIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.
5.The first sentence of the “**” Note of Section 11.2.2 in the Agreement is amended according to the following:
With respect to Development and Regulatory Events 3 and 4 [* * *] and any Selected Target Product or Hybrid Product containing a given Roche Compound, any milestone payment owed by Roche to one or more Third Parties for such Roche Compound upon the occurrence of event 3 or 4, as applicable, shall be fully creditable and deducted from the amount owed to Dicerna upon the occurrence of the same event, however:
(x) unless Dicerna seeks to negotiate Non-Negotiable Terms, such milestone payments shall not be reduced by more than [* * *] of what’s owed to Dicerna. For example, if Roche owes a Third Party a milestone payment of [* * *] Roche will also owe Dicerna [* * *] if the same milestone event is subsequently achieved with a Dicerna Compound; and
(y) in the event that Roche proposes to nominate the Public Collaboration Target as a Selected Target and Dicerna seeks Non-Negotiable Terms in accordance with Section 3.11.2, and the Public Collaboration Target does not become a Selected Target, then such milestone payments shall not be reduced by more than [* * *] of what’s owed to Dicerna. For example, if Roche owes a Third Party a milestone payment of [* * *] Roche will also owe Dicerna [* * *] if the same milestone event is subsequently achieved with a Dicerna Compound.
For clarity, if a Dicerna Compound achieves milestone events 3 and 4 for any Selected Target first, then Roche will pay Dicerna the full milestone payments.
6.New Appendix 3.11.2 (attached to this Amendment) is hereby attached and made a part of this Agreement.
7.Except as specifically provided in this Amendment, the terms of the Agreement shall remain in full force and effect. All references contained in the Agreement shall be deemed to include the provisions of this Amendment. This Amendment, together with the Agreement, shall constitute the entire understanding between the parties with respect to the subject matter hereof and may be modified only in a writing signed by the parties.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.
Dicerna Pharmaceuticals, Inc. Hoffmann La-Roche Inc.
By: /s/ Douglas Fambrough   By: /s/ John P. Praise
Name: Douglas Fambrough Name: John P. Parise
Title: President and CEO Title: Authorized Signatory
F. Hoffmann La-Roche Ltd
By: /s/ Laurena Lehou  By: /s/ Melanie Wick
Name: Laurena Lehou Name: Dr. Melanie Wick
Title: Global Alliance and Asset Title: Authorized Signatory
Management Director

Appendix 3.11.2

Public Sublicense Terms

The Public Sublicense would include:

1.A sublicense that would enable Dicerna to conduct its activities under the applicable Research Plan and otherwise exercise its rights and perform its obligations under the Agreement with respect to the Dicerna Compounds Directed To the Public Collaboration Target.
2.In the event that the Public Collaboration Target were to become a Discontinued Target, then the sublicense would terminate unless Dicerna were to give a timely Continuation Election Notice to Roche.
3.If Dicerna were to give a timely Continuation Election Notice to Roche, Dicerna would receive an exclusive sublicense for Licensed Products Directed To the Public Institution Target. Dicerna would be required to prepare and share development plans and fulfill the obligations of diligence as required under the Public Institutions Agreement, or be subject to the remedies available to the Public Institutions (or Roche on behalf of the Public Institutions) for such failure to perform such obligations under the sublicense agreement. Dicerna would be responsible for all milestone and royalty payments owed to the Public Institutions on or after the date the Public Institution Target becomes a Discontinued Target from development and commercialization by or on behalf of Dicerna, its Affiliates or Sublicensees.
4.Dicerna would lose the sublicense in the event of a challenge by Dicerna to the applicable licensed patent rights.
5.[* * *]
6.Neither Party would receive financial compensation from the other by virtue of the grant of the sublicense.
7.Except as expressly provided in Section 11.2.2 and 11.4.6, if the Public Collaboration Target becomes a Selected Targets and the Parties conduct the R&D Collaboration and Roche further Develops and Commercializes Compounds or Products Directed to said Public Collaboration Target, Roche will be solely responsible for all financial obligations to the Public Institutions in connection with said Target (for clarity, until Dicerna gives a timely Continuation Election Notice to Roche).  In addition, in the event the Public Collaboration Target becomes a Discontinued Target subject to a Continuation Election Notice by Dicerna, then Dicerna shall have the right to deduct from its payments to Roche under Sections 20.3.2(e) or 20.3.3.(e) [* * *] of any payments otherwise due to Public Institutions under Section 4.6.1 of the Public Institutions Agreement.
8.With respect to a Public Collaboration Target that may become or becomes a Selected Target, Roche agrees to exercise Commercial Reasonable Diligence to remain in compliance with the Public Institutions Agreement, and to take such action consistent therewith, to facilitate Dicerna to remaining in compliance with the Public Institutions Agreement in order for Dicerna to exercise its Public Institutions Agreement sublicense survival rights set forth in Section 13.3.4 of the Public Institutions Agreement.
Non-Negotiable Terms
Requests by Dicerna, in consideration for the license, for:
1.the elimination or diminishment of Roche’s right to deduct [* * *] of the royalties under Section 11.4.6 due with respect to Products Directed To the Public Collaboration Target under the Public Institutions Agreement;
2.the elimination or reduction of the percentages in Sections 20.3.2(e) or 20.3.3(e) other than as expressly provided for in paragraph 7, above; or
3.any other present or future financial consideration with respect to the grant of the sublicense.